Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 23rd day of March 2016 by and between Akari Therapeutics PLC, a company organized under the law of England and Wales (the “Company”), and Robert M. Shaw (“Executive”).

WHEREAS, the Executive and the Company are currently parties to an offer letter agreement dated February 4, 2016 (the “Prior Agreement”); and

WHEREAS, the Executive’s employment by the Company was effective as of February 16, 2016 (the “Employment Date”); and

WHEREAS, Company and the Executive wish to enter into this Agreement and upon full execution, this Agreement will supersede and replace in its entirety the Prior Agreement, (other than the Restrictive Covenant Agreement), and the Prior Agreement shall be of no further force or effect;

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.	Role and Duties. Subject to the terms and conditions of this Agreement, Company shall continue to employ Executive as its General Counsel & Secretary reporting to the Company’s Chief Executive Officer (“CEO”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. During Executive’s employment, Executive shall not engage in any other non-Company related business activities of any nature whatsoever (including board memberships) without the Company’s prior written consent. In addition, and so long as such activities do not interfere materially with Executive’s performance of Executive’s duties hereunder, Executive also may participate in civic, charitable and professional activities, but shall not serve in any official capacity, including as a member of a board, without the prior written consent of the Company’s Board of Directors (the “Board”).

2.	Term of Employment.

(a)	Term. The term of this Agreement shall commence on the date hereof and shall continue until the first anniversary of the Employment Date unless terminated earlier pursuant to Section 2(b) (the initial term as well as any successive terms are hereby referred to herein as the “Term”). The Term shall renew automatically for successive one (1) year periods, unless either party has given written notice three (3) months prior to the expiration of the Term in progress that such party elects not to renew the Term. In the event of non-renewal, this Agreement and the Executive’s employment hereunder shall terminate automatically at the close of business on the last day of the then current Term.

(b)	Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate prior to the end of the Term upon the earliest to occur of the following:

(i)	Death. Immediately upon Executive’s death;

(ii)	Termination by Company. (A) If because of Executive’s Disability, written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; (B) If for Cause, written notice by Company to Executive that Executive’s employment is being terminated for Cause which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or (C) If by Company for reasons other than under Section 2(b)(ii)(A) or Section 2(b)(ii)(B), written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice or such later date as specified in writing by Company.

(iii)	Termination by Executive.

(A)	If for Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice of termination; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B)	If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

(iv)	Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated under this Agreement.

(c)	Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)	Definition of “Cause”. Cause” shall include: (i) Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, is materially injurious to Company or any affiliate; (ii) Executive’s deliberate insubordination; (iii) Executive’s substantial malfeasance or nonfeasance of duty; (iv) Executive’s unauthorized disclosure of confidential information; (v) Executive’s embezzlement, misappropriation or fraud, whether or not related Executive’s employment with Company; or (vi) Executive’s breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company. In all cases, Company shall provide Executive with written notice of the specific conduct or events that Company believes constitutes Cause and, in case of (ii) and (iii) above, Executive shall have thirty (30) days to effect a cure of the claimed conduct or events.

(e)	Definition of “Good Reason”. As used herein, a “Good Reason” shall mean: (i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; or (iii) a material reduction in the Executive’s Base Salary; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within fifteen (15) days of such ground occurring and setting forth in such notice the factual basis for such ground, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice of intent to terminate, and (C) Executive terminates Executive’s employment within sixty (60) days from the date of such written notice of intent to terminate. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

3.	Compensation.

(a)	Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $250,000.00. The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The CEO and Board, or an appropriate committee thereof, shall review the Base Salary on an annual basis.

(b)	Compensatory Equity Grant. Pursuant to approval of the Board or an appropriate committee thereof, Executive shall be granted a stock option for the purchase of 1,800,000 ordinary shares of the Company pursuant to the Akari Therapeutics, PLC Amended and Restated 2014 Equity Incentive Plan (the “Plan”), and after January 1, 2017, Executive may be eligible for additional grants of stock options to purchase ordinary shares of the Company, pursuant to the Plan as then in effect or a successor plan, as determined by the Board in its sole discretion. Each stock option grant shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Code, and have an exercise price equal to the fair market value (as defined in the Plan) of the ordinary shares on the date of grant of the stock option. Any option grant to Executive shall vest over a four (4) year period, with 12.5% of such grant vesting semi-annually from the date of the grant, subject to Executive’s continued employment with the Company and the vesting of any option shall vest immediately prior to a Change of Control (or upon the non-renewal of this Agreement for any Term following the initial term of this Agreement. Any option grant shall be evidenced in writing by, and subject to the terms and conditions of the Plan pursuant to which it is granted and the Company’s standard form of option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan.

(c)	Paid Time Off. Executive may take up to four (4) weeks of paid time off per year, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company’s policy and practices as applied to Company senior executives. Executive’s paid vacation for the 2016 fiscal year shall be prorated based on Executive’s actual period of service during that year.

(d)	Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e)	Professional Associations. The Company will pay Executive’s annual membership fees associated with his state bar memberships, and with his memberships in the New York City Bar Association, the New York Intellectual Property Law Association, and the Association of Corporate Counsel, and shall pay the reasonable cost of courses required to meet the Executive’s annual requirement of twelve (12) credit hours of continuing legal education to maintain his licenses to practice law.

(f)	Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g)	Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to English law, the terms and conditions of Company’s articles of incorporation, Company’s directors and officers liability insurance policy and Company’s standard indemnification agreement for officers as executed by Company and Executive.

4.	Payments Upon Termination.

(a)	“Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued, including vacation time, prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)	Termination by Company for Cause, by Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive.

(c)	Termination by Company without Cause, by Executive for Good Reason or Upon Expiration of the Term. In the event that after the first anniversary of the Employment Date, (i) Executive’s employment is terminated by action of the Company other than for Cause; (ii) Executive terminates Executive’s employment for Good Reason; or (ii) due to non-renewal of any Term following the initial term of this Agreement, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(A)	Severance Payments. An amount equal to Executive’s annual Base Salary at the rate in effect as of the termination date, less all customary and required taxes and employment-related deductions. The severance payment provided for in this Section 4(c)(A) shall be paid over a 12-month period in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after sixty (60) days following the effective date of termination from employment; provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided, further, that if such payments commence in such subsequent year, the first such installment shall include an amount equal to the payments that would have been paid if the payments had commenced in the first month following the termination of employment.

(B)	Benefits Payments. The Company shall pay to Executive an amount equal to the Company’s share of the premium paid for Executive while Executive was an active employee for medical insurance coverage under the Company’s health care plan (the “Healthcare Subsidy”) for a period of twelve (12) months following Executive’s termination date. The Healthcare Subsidy shall be paid, less required withholdings, in the same manner and the same time as the payments under Section 4(c)(A) are paid.

(C)	Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6 and continued compliance with the Executive’s obligations in the Restrictive Covenant Agreement.

(D)	In the event that Executive is eligible for the severance payments and benefits under this Section 4(c), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(d).

(d)	Termination by Company Without Cause or by Executive for Good Reason Following a Change of Control. In the event that after the first anniversary of the Employment Date a Change of Control occurs and within a period of one (1) year following the Change of Control, either Executive’s employment is terminated other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(A)	Severance Payment. An amount equal to one and a half times Executive’s annual Base Salary at the rate in effect as of the termination date, less all customary and required taxes and employment-related deductions. The severance payment provided for in this Section 4(d)(A) shall be paid over an 18-month period in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after sixty (60) days following the effective date of termination from employment; provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such installment shall include an amount equal to the payments that would have been paid if the payments had commenced in the first month following the termination of employment.

(B)	Benefit Payments. The Company shall pay to Executive the Healthcare Subsidy for a period of eighteen (18) months following Executive’s termination date. The Healthcare Subsidy shall be paid, less required withholdings, in the same manner and the same time as the payments under Section 4(d)(A) are paid.

(C)	Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6 and continued compliance with Executive’s obligations in the Restrictive Covenant Agreement.

(D)	In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(c).

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (A) The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) The approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. Except if the Company’s valuation is less then that at the time of the exchange transaction on the 16th September 2015, as calculated including any prior distribution of funds, dividends or sales proceeds then a Change of Control shall not be deemed to have occurred for this Section 4(d).

(e)	Execution of Release of Claims. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a timely release of claims in a form that is acceptable to Company, and which includes standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like, which must be provided to Executive within fifteen (15) days following separation from service, and must be effective and irrevocable prior to the 60th day following Executive’s separation from service (the “Review Period”), and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities. If Executive fails or refuses to return such agreement, or revokes the agreement, within the Review Period, Executive’s severance payments hereunder and benefits shall be forfeited.

(f)	Bonus Payments. If at the time that notice of termination is given to which Section 4(c) or Section 4(d) would apply, Executive is entitled under any Company plan to an annual cash bonus, then the target amount of such cash bonus shall be added to the Base Salary in Section 4(c)(A) or Section 4(d)(A), as applicable, and, in the case of Section (4)(d)(A), before the multiplier is applied.

(g)	No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth in Section 4 and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

5.	Prohibited Competition and Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. In light of the foregoing acknowledgements and as a condition of employment hereunder, Executive agrees to abide by Company’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement as previously entered into by the Executive and the Company on February 4, 2016 (the “Restrictive Covenant Agreement”).

6.	Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, Blackberry-type devices, smart phones, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.	Code Sections 409A and 280G.

(a)	409A. In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Code, then the following conditions apply to such payments or benefits:

(i)	Any termination of Executive’s employment triggering payment under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)	Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(iii)	It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(iv)	Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(b)	280G. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

8.	General.

(a)	Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to:

Executive’s last known residential address in Company’s records or such other address as Executive may specify in writing, with a copy sent by email to Executive at: rmshaw.nj@gmail.com (the failure of sending a copy by email will not constitute failure to provide notice under this Agreement)

Notices to Company shall be sent to:

24 West 40th Street, 8th Floor

Attention: Chief Executive Officer

or to such other Company representative as Company may specify in writing.

(b)	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)	Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)	Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)	Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Supreme Court of the State of New York, New York County, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f)	Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WIAVES ANY RIGHT TO A JURY TRIAL THEREOF.

(g)	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h)	Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i)	Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ROBERT M. SHAW /s/ Robert Shaw______________ Signature Address: 24 Meadow Lane West Long Branch, NJ 07764	AKARI THERAPEUTICS PLC By: /s/ Gur Roshwalb_________________ Name: Gur Roshwalb, MD Title: Chief Executive Officer

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